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                       SECURITIES AND EXCHANGE COMMISION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


                     Date of Report:     November 17, 1998

                           VIDEO DISPLAY CORPORATION
                Exact name of Registrant as Specified in Charter


        Georgia                   0-13394                   58-1217564
(State of incorporation)   (Commission File No.)      (IRS Employer ID No.)


              1868 Tucker Industrial Drive, Tucker, Georgia 30084 Address of principal executive offices including zip code



                 Registrant's Telephone Number:  (770) 938-2080
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ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

On November 17, 1998, Video Display Corporation acquired the assets and assumed certain liabilities of the USA and UK Display Divisions of Aydin Corporation, headquartered in Horsham, Pennsylvania. The assets acquired consist of trade receivables, inventory, fixed assets and prepaid expenses. The liabilities assumed were trade payables and accrued liabilities.

The aggregate consideration consists of $6,438,000 in cash, which was funded through debt with the Company's primary lender, and assumption of liabilities of $1,194,000 for a total purchase price of $7,632,000. The debt bears an interest rate based on LIBOR equating to approximately 7 1/4%. The debt is collateralized by the receivables and inventory acquired.

Aydin Corporation and its officers and directors are unrelated to Video Display Corporation. The Aydin Corporation's USA and UK Displays Divisions have been industry leaders offering a complete line of high resolution commercial and ruggedized CRT monitors, flat panel displays and monitors used by public and private sector industries that require superior performance and durability. These include process control applications, shipboard information centers, Stock Exchange trading floors and financial service companies, medical diagnostic or treatment centers, utility companies and other unique installations.


ITEM 7 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial statements of businesses acquired:

Financial statements prepared in accordance with Regulation S-X and required to be filed pursuant to this section are not available at this time. Such financial statements will be filed by Video Display Corporation as soon as practical by an amended Current Report on Form 8-K which will be filed within 60 days after the filing of this Current Report on Form 8-K.

(b)  Proforma financial information:

At this time it is impractical to provide Proforma financial information as required pursuant to Article 11 of Regulation S-X. Proforma financial information will be filed by Video Display Corporation as soon as practical by an amended Current Report on Form 8-K which will be filed within 60 days after the filing of this Current Report on Form 8-K.

(c)  Exhibits:

The asset purchase agreement between Aydin Corporation and Aydin Europe Limited and Aydin Displays, Inc. and Video Display (Europe) Limited was not available for
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electronic filing and will be attached to the amended Current Report on Form
8-K when such report is filed within 60 days after filing this Current Report on Form 8-K.




                                            By: /s/ Carol D. Franklin
                                                ---------------------
                                                Carol D. Franklin
                                                Chief Financial Officer


Date: December 2, 1998